Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-198860 and No. 333-207632) on Form S-1/A and in the registration statement (No. 333-208262) on Form S-8 of our report dated March 17, 2016 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2015 annual report on Form 10-K of The Joint Corp. and Subsidiary. We also consent to the reference to our firm under the heading "Experts" in such registration statements.

/s/ EKS&H LLLP

March 17, 2016

Denver, Colorado